Exhibit 5.1

July 13, 2011

Board of Directors

Golden Star Resources Ltd.

10901 West Toller Drive

Suite 300

Littleton, Colorado

80127-6312

Dear Sirs:

Re:  Golden Star Resources Ltd. – Deferred Share Unit Plan

We have acted as Canadian counsel to Golden Star Resources Ltd. (the “Corporation”), a corporation governed under the federal laws of Canada, with respect to certain legal matters relating to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act an aggregate of 7,500,000 common shares of the Corporation, without par value (the “Plan Shares”), issuable upon the redemption of deferred share units granted pursuant to the Corporation’s Deferred Share Unit Plan (the “Plan”).

Examinations

In order to render our opinions, we have examined and are relying on originals or copies of the following documents:

(a)	the Plan;

(b)	the Registration Statement;

(c)	a certificate of an officer of the Corporation dated the date hereof certifying certain factual matters including:

(i)	the articles of the Corporation;

(ii)	the by-laws of the Corporation;

(iii)	the resolutions passed by the board of directors of the Corporation on March 9, 2011 authorizing, among other things, the adoption of the Plan and the allotment and reservation of Plan Shares under the Plan; and

(iv)	the resolutions passed by the shareholders of the Corporation on May 11, 2011 approving the Plan and the allotment and reservation of Plan Shares under the Plan; and

(d)	a certificate of compliance (the “Certificate of Compliance”) dated the date hereof, issued under the Canada Business Corporations Act in respect of the Corporation.

We have considered such questions of law and examined such statutes and regulations of the Province of Ontario and of Canada applicable therein as they exist on the date hereof, as we considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

The opinions expressed herein are limited to the statutes and regulations of the Province of Ontario and of Canada applicable therein having the force of law on the date hereof (collectively, “Ontario Law”).

We assume no obligation to revise or supplement this opinion should Ontario Law change subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As a basis for our opinions, we have made the following assumptions and have relied upon the following:

(a)	the Plan Shares will be issued only in accordance with the terms of the Plan;

(b)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(c)	none of the documents, originals or copies of which we have examined, has been amended, supplemented or revoked;

(d)	all relevant individuals had full legal capacity at all relevant times; and

(e)	the Certificate of Compliance is conclusive evidence that the Corporation exists under the Canada Business Corporations Act.

We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

When our opinion refers to Plan Shares of the Corporation as being “fully-paid and non-assessable”, we express no opinion as to the sufficiency of the consideration received by the Corporation therefor.

Opinions

On the basis of the foregoing and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that when Plan Shares are issued upon the redemption of deferred share units duly awarded, vested and redeemable in accordance with the provisions of the Plan, the Plan Shares will be issued as fully-paid and non-assessable common shares in the capital of the Corporation.

Qualifications and Limitations

This opinion letter has been prepared to be filed by the Corporation as an exhibit to the Registration Statement and must not be quoted from or referred to in any other documents without our prior written consent. The opinions hereinbefore expressed are given and effective as of the date hereof and we assume no obligation to advise you of any factual or legal developments in the foregoing subsequent to the date of this opinion letter.

We hereby consent to being named in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission thereunder.

Yours very truly,

“Fasken Martineau DuMoulin LLP”

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